Exhibit 99.1

Cyxtera Selects NextEra Energy Resources as Preferred Supplier of Green Energy to Help Accelerate Sustainability Initiatives

●	NextEra Energy Resources will enhance Cyxtera’s sustainability efforts by supporting renewable energy initiatives across North American footprint
●	NextEra Energy Resources has committed $20 million in the Starboard Value Acquisition Corp. (NASDAQ: SVAC) PIPE offering to close concurrently with the Cyxtera-SVAC merger

Miami, FL – July 8, 2021 – Cyxtera, a global leader in data center colocation and interconnection services, today announced it has selected NextEra Energy Resources, LLC, the world’s largest generator of renewable energy from the wind and sun and a world leader in battery energy storage, as its preferred supplier of green energy. The selection of NextEra Energy Resources will also help Cyxtera accelerate achieving its sustainability goals.

NextEra Energy Resources, through one of its subsidiaries, will advise, support, and accelerate Cyxtera’s efforts to increase the use of renewable energy through the installation of clean and renewable energy distributed generation systems at data centers across its existing footprint in North America. In addition, the companies will work together to explore other renewable and clean energy projects, including the development of next-generation data centers leveraging the latest environmentally friendly technology and renewable energy provided by NextEra Energy Resources.

Additionally, NextEra Energy Resources, through one of its subsidiaries, subscribed for $20 million of the $250 million Class A common stock PIPE offering to be issued by Starboard Value Acquisition Corp. (NASDAQ: SVAC) concurrently with the consummation of the previously announced $3.4 billion pending merger of Cyxtera and SVAC.

“NextEra Energy Resources is pleased to be working with Cyxtera to help it achieve its sustainability goals,” said Matt Ulman, vice president of distributed generation for NextEra Energy Resources. “Our strategic investment in the SVAC private placement reflects our belief that colocation providers such as Cyxtera are well positioned for future growth.”

NextEra Energy Resources will work with Cyxtera on its distributed power generation system requirements and assist in helping Cyxtera meet its sustainability goals for the more than 200 megawatts of power capacity across its data center footprint in the United States.

“It’s exciting to be working with NextEra Energy Resources, a company that shares our passion for finding innovative solutions for customers in our respective industries,” said Nelson Fonseca, President and Chief Executive Officer of Cyxtera. “As a company committed to 100% carbon neutrality, operating our global data center platform as efficiently as possible is a critical focus for us at Cyxtera. By partnering with a proven leader in clean energy, we intend to accelerate our shift to renewable energy and help reduce our carbon footprint.”

About Cyxtera

Cyxtera is a global leader in data center colocation and interconnection services. The company operates a footprint of more than 60 data centers around the world, providing services to more than 2,300 leading enterprises and U.S. federal government agencies. Cyxtera brings proven operational excellence, global scale, flexibility and customer-focused innovation together to provide a comprehensive portfolio of data center and interconnection services. On February 22, 2021, Cyxtera announced that it entered into a definitive agreement to merge with Starboard Value Acquisition Corp. (NASDAQ: SVAC), a publicly traded special purpose acquisition company. The parties expect to complete the transaction in mid-2021, subject to customary closing conditions, including the receipt of regulatory approvals and approval by SVAC’s stockholders. For more information, please visit www.cyxtera.com.

Press Contact:

Xavier Gonzalez

Cyxtera

Xavier.gonzalez@cyxtera.com